TRANSFER AGENT SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of this 16 day of February, 2004, by and between Potomac Funds, a Massachusetts business trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers; and

WHEREAS, the Trust desires to retain USBFS to provide transfer and dividend disbursing agent services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund”, collectively the “Funds”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trust hereby appoints USBFS as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.	Services and Duties of USBFS

USBFS shall perform all of the customary services of a transfer agent and dividend disbursing agent for the Funds, and as relevant, agent in connection with accumulation, open account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to:

A.	Receive and process all orders for the purchase, exchange, and/or redemption of shares in accordance with Rule 22c-1 of the Investment Company Act of 1940 (“the 1940 Act”).

B.
Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the Trust’s custodian, and issue the appropriate number of uncertificated shares with such uncertificated shares being held in the appropriate shareholder account.

C.
Arrange for issuance of shares obtained through transfers of funds from Fund shareholders’ accounts at financial institutions and arrange for the exchange of shares for shares of other eligible investment companies, when permitted by the Fund’s current prospectus (“Prospectus”).

D.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trust's custodian.

E.	Pay monies upon receipt from the Trust's custodian, where relevant, in accordance with the instructions of redeeming shareholders.

F.	Process transfers of shares in accordance with the shareholder's instructions.

G.	Process exchanges between Funds and/or classes of shares of Funds both within the same family of funds and with a First American Money Market Fund, if applicable.

H.
Prepare and transmit payments for dividends and distributions declared by the Trust with respect to the Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

I.	Make changes to shareholder records, including, but not limited to, address changes in plans (e.g., systematic withdrawal, automatic investment, dividend reinvestment).

J.
Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Fund which are authorized, issued and outstanding.

K.	Prepare shareholder meeting lists and, if applicable, mail, receive and tabulate proxies.

L.	Mail shareholder reports and Prospectuses to current shareholders.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.
Provide shareholder account information upon request and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trust.

O.
Mail requests for shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal authorities any taxes to be withheld on dividends and distributions paid by the Trust, all as required by applicable federal tax laws and regulations.

P.
Provide a Blue Sky system that will enable the Trust to monitor the total number of shares of the Fund sold in each state. In addition, the Trust or its agent, including USBFS, shall identify to USBFS in writing those transactions and assets to be treated as exempt from the Blue Sky reporting for each state. The responsibility of USBFS for the Trust's Blue Sky state registration status is solely limited to the initial compliance by the Trust and the reporting of such transactions to the Trust or its agent.

Q.
Answer correspondence from shareholders, securities brokers and others relating to USBFS’s duties hereunder and such other correspondence as may from time to time be mutually agreed upon between USBFS and the Trust.

R.
Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

3.	Representations of USBFS

USBFS represents and warrants to the Trust that:

A.	It is a limited liability corporation duly organized, existing and in good standing under the laws of Wisconsin;

B.	It is a registered transfer agent under the Exchange Act.

C.	It is duly qualified to carry on its business in the State of Wisconsin;

D.	It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement;

E.	All requisite corporate proceedings have been taken to authorize it to enter and perform this Agreement;

F.	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

G.
It will comply with all applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act, the 1940 Act, and any laws, rules, and regulations of governmental authorities having jurisdiction.

4.	Representations of the Trust

The Trust represents and warrants to USBFS that:

A.	The Trust is an open-end investment company under the 1940 Act;

B.	The Trust is a business trust organized, existing, and in good standing under the laws of Massachusetts;

C.	The Trust is empowered under applicable laws and by its Declaration of Trust and Bylaws to enter into and perform this Agreement;

D.	All necessary proceedings required by the Declaration of Trust have been taken to authorize it to enter into and perform this Agreement;

E.	The Trust will comply with all applicable requirements of the Securities Act, the Exchange Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction; and

F.
A registration statement under the Securities Act will be made effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all shares of the Trust being offered for sale.

5.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). The Trust shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1½%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of assets and property of the particular Fund involved.

6.	Indemnification; Limitation of Liability

A.
USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust (the “Board of Trustees” or “Trustees”).

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS’s control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.
It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the Trust as provided in the Trust’s Declaration of Trust, as from time to time amended. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the above-mentioned Declaration of Trust.

7.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders (and clients of said shareholders) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust’s shareholders with any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

8.	Anti-Money Laundering Program

The Bank Secrecy Act, as amended by the USA PATRIOT Act, requires the Trust to develop and implement and institute an anti-money laundering program (“AML Program”). The Trust has adopted the AML Program attached as Exhibit D hereto. The parties hereby agree as follows:

A.
Delegation. The Trust hereby delegates to USBFS responsibility for the implementation and operation of the following policies and procedures in connection with the Trust’s AML Program: (i) No Cash Policy; (ii) Customer Identification Program and Risk Assessment; (iii) Suspicious Activity Reporting And Prohibited Disclosures; (iv) Procedures and Policies for Reliance on Third Parties; (v) Education and Training (as it relates to the Service Provider’s employees); and (vi) related Recordkeeping Requirements. USBFS accepts such delegation. USBFS further agrees to cooperate with the Trust’s AML Compliance Officers in the performance of USBFS’ responsibilities under the AML Program.

B.
The AML Program. USBFS hereby represents and warrants that USBFS has received a copy of the Trust’s AML Program and undertakes to perform all responsibilities imposed on USBFS as a “Service Provider” thereunder. The Trust hereby agrees to provide to USBFS any amendment(s) to the AML Program promptly after adoption of any such amendment(s) by the Trust.

C.
Consent to Examination. USBFS hereby consents to: (a) provide to federal examination authorities information and records relating to the AML Program maintained by USBFS ; and (b) the inspection of USBFS by federal examination authorities for purposes of the AML Program.

D.
Anti-Money Laundering Program. USBFS hereby represents and warrants that USBFS has implemented and enforces an anti-money laundering program (“AMLP”) that complies with anti-money laundering laws, regulations and regulatory guidance applicable to the Trust and USBFS, and includes, at a minimum:

1.	customer identification procedures;

2.	reasonable internal procedures and controls to detect and report suspicious activities;

3.	monitoring accounts and identifying high-risk accounts;

4.	a compliance officer or committee with responsibility for implementing the anti-money laundering program;

5.
employee training, including that: (i) new employees receive anti-money laundering training upon the commencement of their employment; and (ii) existing employees receive anti-money laundering training at the time such employees assume duties that bring them into contact with possible money laundering activities;

6.	an independent audit function; and

7.	recordkeeping and record retention requirements.

E.	Delivery of Documents. USBFS agrees to furnish to the Trust the following documents:

A.	a copy of USBFS’ AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

B.	a copy of any deficiency letter sent by federal examination authorities concerning USBFS’ AMLP; and

C.
annually, a report on USBFS’ AMLP that includes a certification to the Trust concerning USBFS’ implementation of, and ongoing compliance with, its AMLP and a copy of any audit report prepared with respect to USBFS’ AMLP.

F.
Reports. USBFS will provide periodic reports concerning USBFS’ compliance with USBFS’ AMLP and/or the Trust’s AML Program at such times as may be reasonably requested by to the Trust’s Board of Trustees or Anti-Money Laundering Compliance Officer.

G.
Miscellaneous. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect

9.	Term of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for successive annual periods. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

10.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records, and other data by such successor.

11.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request. Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.

12.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

13.	Data Necessary to Perform Services

The Trust or its agent, which may be USBFS, shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

14.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party.

15.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

and notice to the Trust shall be sent to:

The Potomac Funds
500 5th Avenue, Suite 415
New York, NY 10110

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

THE POTOMAC FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Daniel O’Neill	By: /s/ Joe D. Redwine

Title: President	Title: President

Exhibit A
to the
Transfer Agent Servicing Agreement

Fund Names

Separate Series of Potomac Funds

Name of Series

Potomac U.S. Plus Fund	Potomac U.S./Short Fund
Potomac OTC Plus Fund	Potomac OTC/Short Fund
Potomac Small Cap Plus Fund	Potomac Small Cap/Short Fund
Potomac Dow 30/Short Fund	Potomac Dow 30 Plus Fund
Potomac Japan Plus Fund	Potomac Japan/Short Fund
Potomac MidCap Plus Fund	Potomac MidCap/Short Fund
Potomac Total Market Plus Fund	Potomac Total Market/Short Fund
Potomac Warwick Fund	Potomac Cardinal Fund
Potomac Portfolio Strategies Fund	Potomac Horizon Fund
Potomac U.S. Government Money Market Fund	Potomac Flexible Plan VR Fund
Potomac Evolution Managed Bond Fund
Potomac Evolution Managed Equity Fund

Exhibit B
to the
Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any net material loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by more than ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. USBFS will reset the as of ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. USBFS will notify the advisor to the Fund on the daily share sheet of any losses for which the advisor may be held accountable.